Ex.-99.e.1.ii

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

April 28, 2008

Delaware Group Limited Term Government Funds
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”) agrees that in order to improve the performance of the Class R Shares of the Delaware Limited-Term Diversified Income Fund (the “Fund”), which is a series of Delaware Group Limited Term Government Fund, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class R Shares, so that the Class R Shares’ Rule 12b-1 (distribution) fees will not exceed 0.50% for the period May 1, 2008 through April 30, 2009.

     The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By:	/s/Theodore K. Smith

	Name:	Theodore K. Smith
	Title:	Executive Vice President
	Date:	April 28, 2008

Your signature below acknowledges
acceptance of this Agreement:

Delaware Group Limited Term Government Fund

By:	/s/Patrick P. Coyne

	Name:	Patrick P. Coyne
	Title:	President
	Date:	April 28, 2008